EXHIBIT 5.1

CMS Cameron McKenna Nabarro Olswang LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2EN DX 553001 EDINBURGH LP 2 EDINBURGH 6 T +44 131 228 8000 F +44 131 228 8888 cms.law

Lloyds Banking Group plc 25 Gresham Street London EC2V 7HN

7 September 2022
Your ref
Our ref SELI/STPH//EDN/LLO015.00079

Dear Sirs

We have acted as solicitors in Scotland for Lloyds Banking Group plc (the Company) in connection with the offering by the Company of £750,000,000 Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities (callable 27 September 2027 and on any day until the First Reset Date on 27 March 2028 and on any day in the period six months before any subsequent Reset Date) of the Company (the AT1 Securities) in an underwritten public offering pursuant to an underwriting agreement and pricing agreement, each dated as of 31 August 2022.

The AT1 Securities are to be issued pursuant to capital securities indenture dated as of 6 March 2014, between the Company and The Bank of New York Mellon, acting through its London Branch, as trustee (the Original Indenture), as supplemented by a fifth supplemental indenture dated as of 7 September 2022 in respect of the AT1 Securities (the Supplemental Indenture, and, together with the Original Indenture, the Indenture).

We, as your solicitors, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. For the purposes of opinion (2) in the next paragraph, we have assumed (i) the genuineness of all signatures and seals, (ii) the conformity to original documents, and completeness, of all documents submitted to us as copies and the authenticity of the originals, and (iii) that all relevant resolutions of the directors of the Company were duly passed at properly convened meetings, and have not been amended or rescinded.

CMS Cameron McKenna Nabarro Olswang LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word “partner” to refer to a member, or an employee or consultant with equivalent standing and qualifications. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370. A list of members and their professional qualifications is open to inspection at the registered office, Cannon Place, 78 Cannon Street, London EC4N 6AF. Members are either solicitors or registered foreign lawyers. VAT registration number: 974 899 925. Further information about the firm can be found at cms.law

CMS Cameron McKenna Nabarro Olswang LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG’s member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other. The brand name “CMS” and the term “firm” are used to refer to some or all of the member firms or their offices. Further information can be found at www.cmslegal.com

Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

On the basis of the foregoing, we advise you that, in our opinion, (1) the AT1 Securities have been duly authorized in accordance with the Indenture, and, when the AT1 Securities have been (a) executed and authenticated, and (b) delivered and duly paid for by the purchasers thereof, the AT1 Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally (including the Banking Act 2009 and any secondary legislation, instruments or orders made, or which may be made, under it) and equitable principles of general applicability, (2) the Original Indenture and the Supplemental Indenture and the AT1 Securities have been duly authorized by all necessary corporate action on the part of the Company, and, insofar as Scots law governs the formalities of execution and delivery thereof, have been duly executed and delivered by or on behalf of the Company, and (3) subject to the laws and equitable principles referred to above the Indenture constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

The foregoing opinion is limited to the laws of Scotland. We have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the Federal laws of the United States of America and our opinion is subject to such laws including the matters stated in the opinion of Davis Polk & Wardwell London LLP. The laws of the State of New York are the chosen governing law of the AT1 Securities and the Indenture and we have assumed that the AT1 Securities and the Indenture constitute valid, binding and enforceable obligations of the Company, enforceable against the Company in accordance with their terms, under such laws.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Yours faithfully

/s/ CMS Cameron McKenna Nabarro Olswang LLP

For and on behalf of CMS Cameron McKenna Nabarro Olswang LLP